EXHIBIT-99.1

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Release Date:                         Contact:
May 23, 2000                          Thistle Group Holdings, Co.
                                      John F.  McGill, Jr., CEO
                                      Pam Cyr, Dir. of Investor Relations
                                      (215) 483-3777
                                      FAX: (215) 483-1038
                                      Web: www.RMBgo.com


                      THISTLE GROUP HOLDINGS, CO. ANNOUNCES
                     ACQUISITION OF CROWN BANK BRANCH OFFICE
                             IN WILMINGTON, DELAWARE


May 23, 2000 -- Thistle Group Holdings, Co., (NASDAQ: THTL) the holding company for Roxborough Manayunk Bank ("RMB"), announced today that RMB has entered into a definitive agreement with Crown Bank, Casselberry, Florida to acquire its branch office located in Wilmington, Delaware known as Delaware First. In addition to the real property, RMB will also acquire roughly $52 million in deposit liabilities and $20 million in certain loans. The transaction is expected to close in the third quarter, terms of the transaction were not disclosed.

Commenting on the acquisition, John F. McGill, Jr., CEO, stated "We are very excited to expand the RMB franchise into Wilmington, Delaware. This branch office has historically provided an exceptionally strong core deposit base."

Thistle Group  Holdings,  Co. is a  Philadelphia  based Unitary  Thrift  Holding
Company whose principal subsidiary is Roxborough Manayunk Bank. At March 31, 2000 the Company had total assets, deposits and stockholders' equity of $575 million, $313 million, and $75 million, respectively.